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                      March 28, 2022

       Richard F. Lark, Jr.
       Chief Financial Officer
       Gol Intelligent Airlines Inc.
       Pra  a Comandante Linneu Gomes, S/N, Portaria 3
       Jardim Aeroporto
       04626-020 S  o Paulo, S  o Paulo
       Federative Republic of Brazil

                                                        Re: Gol Intelligent
Airlines Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 29,
2021
                                                            File No. 001-32221

       Dear Mr. Lark, Jr. :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation